Exhibit 21.1

LIST OF SUBSIDIARIES OF RCS CAPITAL CORPORATION

The following list sets forth RCS Capital Corporation’s subsidiaries:

State or Country
Name of Subsidiary	of Incorporation
RCS Capital Holdings, LLC	Delaware
Realty Capital Securities, LLC	Delaware
RCS Advisory Services, LLC	Delaware
American National Stock Transfer, LLC	Delaware
Scotland Acquisition, LLC	Delaware
Zoe Acquisition, LLC	Delaware
Dolphin Acquisition, LLC	Delaware
Clifford Acquisition, Inc.	Delaware
Braves Acquisition, LLC	Delaware